Exhibit 10.4

AMENDMENT NO. 3

TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT (the “Amendment No. 3”), dated as of December 31, 2009, is made by and among GLOBAL POWER EQUIPMENT GROUP INC., a corporation formed under the laws of Delaware (the “Company” or the “Borrower”), the other Credit Parties party hereto, the Lenders party hereto, MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”), MORGAN STANLEY & CO. INCORPORATED, a corporation formed under the laws of Delaware, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, a corporation formed under the laws of Delaware, as documentation agent (in such capacity, the “Documentation Agent”, together with the Administrative Agent, the Collateral Agent, and the Revolving Agent, the “Agents”).

WHEREAS, the Borrower, the other Credit Parties party thereto, the Lenders party thereto and the Agents are parties to that certain Credit Agreement, dated as of January 22, 2008 and as amended on April 24, 2008 and July 30, 2008 (as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders and the Agents provide the Borrower with certain financial accommodations; and

WHEREAS, the Credit Agreement shall be amended as set forth herein on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

2. Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 2.02 is hereby amended by inserting the following new Section 2.02(f) immediately following Section 2.02(e):

“(f) On the date Amendment No. 3 becomes effective in accordance with its terms and as a condition precedent to its effectiveness, Borrower shall pay the amount of $21,250,000 (twenty-one million two hundred fifty thousand Dollars) to the Administrative Agent, for the account of the Term Lenders, as a principal prepayment on the outstanding Term Loans (the “Amendment No. 3 Prepayment Amount”). The Amendment No. 3 Prepayment Amount shall be applied as follows: (i) $6,250,000 (six million two hundred fifty thousand Dollars) shall ratably reduce the outstanding Term Loans and (ii) $15,000,000 (fifteen million Dollars) shall constitute an Offer to Prepay in accordance with Section 2.02(d); provided, that if any Term Lender rejects such Offer to Prepay, the accepting Term Lenders shall be offered such rejecting Term Lender’s Pro Rata Share on a pro rata basis. In the event that any portion of the Amendment No. 3 Prepayment Amount remains after being offered to the accepting Term Lenders, the Administrative Agent shall again make one or more Offers to Prepay to the remaining accepting Term Lenders until all accepting Term Lenders have been paid in full in cash, provided that the Administrative Agent shall promptly return to Borrower any balance of the Amendment No. 3 Prepayment Amount remaining after the completion of this process. Notwithstanding Section 2.02(e), or any other provision of this Agreement or any other Loan Document, the prepayment under this Section 2.02(f) will be applied to immediately reduce the principal balance of the Term Loans (to the extent not returned by the Administrative Agent to Borrower as provided in the immediately preceding sentence) and the entire Amendment No. 3 Prepayment Amount (whether or not returned by the Administrative Agent to Borrower as so provided) will be credited to reduce the amount of the mandatory prepayments that the Borrower otherwise would be required to make as follows: (i) on the Sweep Date for the 2009 Fiscal Year, the Borrower shall be entitled to reduce the Offer to Prepay that it otherwise is required to make under Section 2.02(d) by $15,000,000 (fifteen million Dollars); provided that if such required Offer to Prepay is less than $15,000,000 (fifteen million Dollars), any remaining amounts shall be credited to reduce the amount of the mandatory prepayments that the Borrower is required to make on the Sweep Date for each subsequent Fiscal Year until such $15,000,000 (fifteen million Dollars) is exhausted, and (ii) on each of December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, the Borrower shall be entitled to reduce the amortization payments otherwise required under Section 1.02 to zero by crediting the amounts paid under this Section 2.02(f) up to $6,250,000 (six million two hundred fifty thousand Dollars).”;

(b) Section 3.06(d) is hereby deleted and replaced in its entirety with the following:

(d) to the Revolving Agent for the benefit of the L/C Issuer, (i) payable monthly upon notice from the Revolving Agent, an additional fee equal to (y) 0.32% per annum times the average aggregate face amount of all Letters of Credit outstanding issued by the Revolving Agent, and (z) 0.50% per annum times the average aggregate face amount of all Letters of Credit outstanding issued by a third-party issuer approved by the Revolving Agent, in each case during such one-month period plus, (ii) payable monthly, applicable standard bank issuance and amendment charges, not to exceed, for each Letter of Credit issuance or amendment, $500.

(c) Section 7.15(a) of the Credit Agreement is hereby amended by inserting “and, from and after January 1, 2009, $1,000,000” immediately after “$500,000”;

(d) Section 8.02(d)(i) of the Credit Agreement is hereby deleted and replaced in its entirety by:

“(i) any Credit Party in and to any Foreign Subsidiary in the form of contributions to capital, loans, advances, guarantees or other forms of credit support; provided that (A) the aggregate amount of such Investments does not exceed (i) $5,000,000 (five million Dollars), plus (ii) up to $1,500,000 (one million five hundred thousand Dollars) in connection with the exchange of the Indebtedness evidenced by the Global Intercompany Note between Braden Manufacturing LLC, as Payee and Braden Manufacturing S.A. de C.V., as Payor for Capital Stock of Braden Manufacturing S.A. de C.V., and (B) each item of intercompany Indebtedness shall be evidenced by the Global Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Security Documents;”

(e) Section 8.02(j) of the Credit Agreement is hereby amended to delete “and” at the end of such Section;

(f) Section 8.02(k) of the Credit Agreement is hereby deleted and replaced in its entirety by:

“(k) Investments by a Credit Party in the form of Letters of Credit issued under this Agreement (i) in favor of the customers of Braden Europe to support the obligations of Braden Europe to such customers under Braden Europe Project Contracts in an aggregate amount that, when added together with the Letter of Credit Exposure in favor of customers of Braden Europe, does not exceed $5,000,000 (five million Dollars); (ii) in favor of the customers of Braden Shanghai to support the obligations of Braden Shanghai to such customers under Braden Shanghai Project Contracts and/or the lender or lenders to Braden Shanghai to support (but not to exceed the amount of) Indebtedness permitted under Section 8.03(k), in an aggregate amount that, when added together with the Letter of Credit Exposure in favor of customers of Braden Shanghai, does not exceed $5,000,000 (five million Dollars); and (iii) in connection with a Credit Party’s obligations under a Permitted Servicing Joint Venture;”;

(g) Section 8.02 of the Credit Agreement is hereby amended by inserting the following new Section 8.02(l) and Section 8.02(m) immediately following Section 8.02(k):

“(l) Non-cash Investments consisting of the entry into Permitted Servicing Joint Ventures by subsidiaries of the Credit Parties services division, provided that the Credit Parties shall not be party to more than six (6) Permitted Servicing Joint Ventures at any given time.

(i) A “Permitted Servicing Joint Venture” means a joint venture, limited liability company or other business entity between a Credit Party and one or more third parties (“Joint Venture”) that meets each and all of the following criteria: (A) the formation and governing documents for the Joint Venture provide that the liability of the Credit Party that is a party thereto (as among all of the parties to the Joint Venture) is expressly limited to no more than such Credit Party’s pro rata portion of the scope of services and/or other liabilities arising from the Joint Venture, (B) the terms of which formation and governing agreements provide for indemnification of such Credit Party against any damages caused by any other member of the Joint Venture, (C) the scope of the services to be provided by the Joint Venture shall be consistent with the scope of services currently provided by the Credit Parties in the ordinary course of their business (taking into account any services that may be currently subcontracted by the Credit Parties in the ordinary course of their business), (D) the Joint Venture shall be formed solely for the purpose of bidding upon and entering into one or more contracts with one or more customers upon terms that provide that the aggregate contract value as to such Credit Party under each such contract shall be (I) calculated on a “time and materials” basis or “fixed fee at risk” or (II) a lump sum or fixed fee amount not to exceed $7,500,000 (seven million five hundred thousand Dollars) in the aggregate across all Permitted Servicing Joint Ventures during any 12-month period, and (E) such Credit Party, the Joint Venture or the customer or customers of the Joint Venture shall obtain customary liability and commercial insurance, in amounts and from an insurer with an investment grade rating as may be necessary for prudent execution of the work by the Joint Venture. In no event shall a Permitted Servicing Joint Venture be considered a “Subsidiary” for purposes of this Agreement or any other Loan Document.

(ii) The Borrower shall submit a Servicing Joint Venture Proposal Package with respect to a proposed Joint Venture to the Administrative Agent at least ten (10) Business Days prior to the time at which the formation and governing documents of such Joint Venture would become binding upon a Credit Party. If the Borrower submits a Servicing Joint Venture Package for an Investment that does not satisfy the criteria set forth in Section 8.02(l)(i), the Administrative Agent may, in its sole discretion, determine to approve such Investment as a Permitted Servicing Joint Venture, notwithstanding the failure of such Investment to satisfy the criteria set forth in Section 8.02(l)(i). The Administrative Agent shall respond to the Borrower’s request for such approval within five (5) Business Days after receipt of the Servicing Joint Venture Proposal Package.

(iii) Within five (5) Business Days following the execution of definitive documentation relating to such Permitted Servicing Joint Venture, the Borrower shall deliver to the Administrative Agent sufficient copies of all such definitive documentation for distribution to the Lenders (any such documentation that meets the definition of a Material Contract, shall be considered a Material Contract). The Borrower shall deliver a copy of any notices of default given or received within three (3) days and, upon written request of the Administrative Agent, such additional material or documentation provided by or to the Credit Parties with respect to each such Permitted Servicing Joint Venture as may be reasonably requested; and”;

“(m) Investments consisting of Permitted Acquisitions.”

(h) Section 8.03(j)(ii) of the Credit Agreement is hereby amended by deleting “€5,000,000” and replacing it with “€8,000,000”;

(i) Section 9.02 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 9.02 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of any date set forth below, shall not be less than the ratio set forth opposite such date below:

Measurement Period Ending	Ratio
June 30, 2008	2.00x
September 30, 2008	1.75x
December 31, 2008	1.75x
March 31, 2009	1.75x
June 30, 2009	1.60x
September 30, 2009	1.50x
December 31, 2009	1.40x
March 31, 2010	1.45x
June 30, 2010	1.10x
September 30, 2010	1.55x
December 31, 2010	1.60x
March 31, 2011	1.60x
June 30, 2011	1.70x
September 30, 2011	1.70x
December 31, 2011	1.80x
March 31, 2012	1.80x
June 30, 2012	1.90x
September 30, 2012	1.90x
December 31, 2012, and each period thereafter	2.00x

(j) Section 14.01 of the Credit Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order:

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Capital Stock of any other Person.

“Amendment No. 1” means that certain Amendment to the Credit Agreement, effective as of April 24, 2008.

“Amendment No. 2” means that certain Amendment to the Credit Agreement, effective as of July 30, 2008.

“Amendment No. 3” means this Amendment No. 3.

“Permitted Acquisition” means Acquisitions that satisfy the following criteria:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;

(ii) no Indebtedness will be incurred, assumed, or would exist with respect to a Credit Party or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of a Credit Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens;

(iii) the Borrower has provided the Administrative Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Credit Party and the Administrative Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 9 of the Agreement for the four (4) fiscal quarter periods ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 9 for the four (4) fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition;

(iv) the Borrower has provided the Administrative Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to The Administrative Agent;

(v) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA (using a definition of EBITDA that is mutually and reasonably agreed upon by the Borrower and the Administrative Agent) during the twelve (12) consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(vi) the Borrower has provided the Administrative Agent with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to the Administrative Agent;

(vii) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Capital Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto;

(viii) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Capital Stock is being acquired is organized in a jurisdiction located within the United States or Canada;

(ix) the subject assets or Capital Stock, as applicable, are being acquired directly by a Credit Party and, in connection therewith, such Credit Party shall have complied with Section 7.06, Section 7.07 and Section 7.14, as applicable, of this Agreement and, in the case of an acquisition of Capital Stock, the applicable Credit Party shall have demonstrated to the Administrative Agent that the new Credit Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Credit Parties; and

(x) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate; provided, however, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate. ”

“Permitted Servicing Joint Venture” has the meaning ascribed to such term in Section 8.02(l)(i).

“Project Contracts” means contracts for the sale of equipment and/or the provision of services in the ordinary course of business.

“Servicing Joint Venture Proposal Package” means, with respect to any proposed Permitted Servicing Joint Venture, the following items, each in form reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(a) a copy of the proposed formation and governing documents for the proposed Permitted Servicing Joint Venture, together with a description in reasonable detail of the proposed Permitted Servicing Joint Venture and the nature of the project or projects for which the proposed Permitted Servicing Joint Venture would be formed;

(b) a certificate of Corporate Counsel (or such person performing similar functions) of the Borrower certifying that:

(i) such proposed Permitted Servicing Joint Venture satisfies the criteria set forth in Section 8.02(l)(i) or, if discretionary approval is required with respect to any such criteria, a request for such discretionary approval;

(ii) the entry into such proposed Permitted Servicing Joint Venture would not cause or result in a Default or Event of Default; and

(iii) the Credit Parties are in compliance with the covenants contained in Article IX (both immediately before and after the entry into the proposed Permitted Servicing Joint Venture) after giving effect to this Amendment.

(k) Section 14.01 of the Credit Agreement is hereby amended by deleting the following defined terms in their entirety and substituting the defined terms set forth below in appropriate alphabetical order:

“Applicable Margin” means, (a) for each Revolving Loan, the Applicable Revolver Margin, and (b) for each Term Loan, the Applicable Term Margin.

“Applicable Revolver Margin” means, as of any Interest Payment Date and for the fiscal quarter immediately preceding such Interest Payment Date, the following margin based upon the most recent Total Leverage Ratio calculation as of the end of the fiscal quarter immediately preceding such Interest Payment Date; provided, however, that at any time that an Event of Default exists hereunder, the Applicable Revolver Margin shall be at Level I:

LEVEL	TOTAL LEVERAGE RATIO	LIBOR RATE LOANS	ALTERNATE BASE RATE LOANS
I	≥ 3.50 to 1.0	4 and one half percentage points (4.5%)	3 and one half percentage points (3.5%)
II	< 3.50 to 1.0	3 and one half percentage points (3.5%)	2 and one half percentage points (2.5%)

Except as set forth in the initial proviso in this definition, the Applicable Revolver Margin shall be based upon the most recent Total Leverage Ratio calculation, which will be calculated on a fiscal quarter basis. Except as set forth in the initial proviso in this definition, the Applicable Revolver Margin shall be re-determined each quarter on the first day of the month following the date of delivery to the Administrative Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 9.02 hereof; provided, however, that if the Borrower fails to provide such certified calculation when due, the Applicable Revolver Margin immediately shall be set at the margin in the row styled “Level I” until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Revolver Margin shall be set at the margin based upon the Total Leverage Ratio calculation disclosed by such certification).

“Applicable Term Margin” means, as of any Interest Payment Date and for the fiscal quarter immediately preceding such Interest Payment Date, the following margin based upon the most recent Total Leverage Ratio calculation as of the end of the fiscal quarter immediately preceding such Interest Payment Date; provided, however, that at any time that an Event of Default exists hereunder, the Applicable Term Margin shall be at Level I:

LEVEL	TOTAL LEVERAGE RATIO	LIBOR RATE LOANS	ALTERNATE BASE RATE LOANS
I	≥ 3.50 to 1.0	8 and one half percentage points (8.5%)	7 and one half percentage points (7.5%)
II	< 3.50 to 1.0	7 and one half percentage points (7.5%)	6 and one half percentage points (6.5%)

Except as set forth in the initial proviso in this definition, the Applicable Term Margin shall be based upon the most recent Total Leverage Ratio calculation, which will be calculated on a fiscal quarter basis. Except as set forth in the initial proviso in this definition, the Applicable Term Margin shall be re-determined each quarter on the first day of the month following the date of delivery to the Administrative Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 9.02 hereof; provided, however, that if the Borrower fails to provide such certified calculation when due, the Applicable Term Margin immediately shall be set at the margin in the row styled “Level I” until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Term Margin shall be set at the margin based upon the Total Leverage Ratio calculation disclosed by such certification).

“Debt For Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (a) all items that, in accordance with GAAP, would be classified as liabilities on a consolidated balance sheet of such Person at such date and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date; provided that, with respect to the Company and its Subsidiaries, Debt for Borrowed Money shall exclude, to the extent otherwise included in the items in clause (a) or (b) of this definition, (i) accounts payable and accrued liabilities incurred by the Company or any of such Subsidiaries in the ordinary course of business and not related to financing activities of the Company or any of such Subsidiaries, and (ii) notes, bills and checks presented in the ordinary course of business by the Company or any of such Subsidiaries to banks for collection or deposit.

“Letter of Credit Applicable Margin” means a percentage per annum equal to the Applicable Revolver Margin for LIBOR Rate Loans.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, Amendment No. 1, Amendment No. 2 and Amendment No. 3 and all other agreements, instruments, and other documents now or hereafter executed and delivered by any Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Loan, in each case, excluding any Hedging Agreements.

“Net Working Capital” means the (i) increase (or decrease) of each of accounts payable, billings in excess of costs, and other current liabilities of the Credit Parties, on a consolidated basis, during any Fiscal Year, plus or minus (ii) the decrease (or increase) of each of total accounts receivable, inventory, cost in excess of billings, and other current assets of the Credit Parties, on a consolidated basis, during any Fiscal Year; provided, however, that all of the accrued but unpaid professional fees and other costs of administration of, or incurred during, the Chapter 11 Cases by any of the Credit Parties and any amounts identified in items (iv), (v), (vi), and (ix) of clause (a) of Consolidated EBITDA shall be deducted from both clause (i) and clause (ii) of this definition in determining Net Working Capital as of any date.

(l) Section 14.01 of the Credit Agreement is hereby amended by deleting the defined term “Letter of Credit Issuance Fee” in its entirety.

(m) The definition of “Excess Cash Flow” in Section 14.01 is hereby amended by deleting clause (e) thereof and replacing it with the following: “(e) all regularly scheduled payments and voluntary prepayments of principal of the Term Loans during such Fiscal Year; provided that the payment made under Section 2.02(f) of this Agreement for March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 shall not be deducted from the calculation of Excess Cash Flow for Fiscal Year 2009 but instead shall be deducted from Excess Cash Flow for Fiscal Year 2010 in accordance with the crediting of such payment against the payments otherwise due under Section 1.02 and Section 2.02(d) in Fiscal Year 2010.”

3. Conditions Precedent. The amendments set forth in Section 2 above shall become effective as of December 31, 2009, but only after each and all of the following conditions has been satisfied:

(a) (i) The Administrative Agent shall have received an amendment fee in an amount equal to $25,000, (ii) the Term Lenders shall, in aggregate have received an amendment fee in an amount equal to $113,313 (it being understood that no Prepayment Fee shall be required with respect to the Amendment No. 3 Prepayment), (iii) the Revolving Lenders shall, in aggregate have received an amendment fee in an amount equal to $150,000, and (iv) the Borrower shall have paid all other Participating Lender Expenses required to be paid under the Loan Documents;

(b) The Administrative Agent shall have received this Amendment, duly executed by the Required Lenders, Administrative Agent, Revolving Agent, the Borrower and the other Credit Parties, and the same shall be in full force and effect;

(c) The Administrative Agent shall have received on behalf of itself, the other Agents, and the Lenders, a favorable written opinion of special counsel for the Borrower, with respect to such matters as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent;

(d) The representations and warranties in this Amendment, the Credit Agreement, as amended by this Amendment, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations and warranties specifically relate to an earlier date);

(e) After giving effect to this Amendment, no Default, Event of Default or event that, with the giving of notice or passage of time, would constitute an Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein; and

(f) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any other Credit Party, any Agent or any Lender.

4. Representations and Warranties. Each Credit Party signatory hereto hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their respective terms;

(b) Such Credit Party has all requisite entity and legal power and authority to execute and deliver this Amendment;

(c) The officers executing this Amendment have been duly authorized to execute and deliver the same and bind such Credit Party with respect to the provisions hereof;

(d) The execution and delivery of this Amendment by such Credit Party and the performance and observance by such Credit Party of the provisions hereof do not violate or conflict with the organizational documents of such Credit Party or any law applicable to such Credit Party or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Credit Party; and

(e) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

5. Effect on the Credit Agreement.

(a) Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith including each of the Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or any Agent, or constitute a waiver of any provision of the Credit Agreement, any other Loan Document or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

6. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York).

7. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

8. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; provided no party shall be bound unless and until the parties hereto have each signed a counterpart hereof. Facsimile transmissions or electronic transmission by portable document format (PDF) of any executed original documents and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original. At the written request of any party hereto, the other parties hereto shall confirm facsimile or electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first above written.

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation, as Borrower

By:	/s/ David L. Keller
Name: David L. Keller
Title: President and Chief Executive Officer

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Director

DELTAK, L.L.C., A Delaware limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Director

BRADEN CONSTRUCTION SERVICES, INC., A Delaware corporation, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Director

BRADEN MANUFACTURING, L.L.C., A Delaware limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Director

GLOBAL POWER PROFESSIONAL SERVICES, L.L.C., A Delaware limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Manager

[SIGNATURE PAGE – AMENDMENT NO. 3 TO CREDIT AGREEMENT]

WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C., a Delaware limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Manager

WILLIAMS INDUSTRIAL SERVICES, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ David Willis
Name: David Willis
Title: Manager

WILLIAMS SPECIALTY SERVICES, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Manager

WILLIAMS PLANT SERVICES, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Manager

[SIGNATURE PAGE – AMENDMENT NO. 3 TO CREDIT AGREEMENT]

CONSTRUCTION & MAINTENANCE PROFESSIONALS, LLC, a Georgia limited liability company, as a Guarantor

By:	/s/ David L. Keller
Name: David L. Keller
Title: Manager

WILLIAMS GLOBAL SERVICES, INC., a Georgia corporation, as a Guarantor

By:	/s/ Candice L. Cheeseman
Name: Candice L. Cheeseman Title: Secretary

[SIGNATURE PAGE – AMENDMENT NO. 3 TO CREDIT AGREEMENT]